Exhibit 10.2

March 9, 2012

Terry G. Kew

36 Spencer Road

Killara, NSW 2071

Sydney, Australia

Re:	Town Sports International, LLC Offer Letter

Dear Terry:

Town Sports International, LLC (the “Company” or “TSI”) a subsidiary of Town Sports International Holdings, Inc (“TSI Holdings”), is pleased to extend this offer of employment to you for the position of Chief Operating Officer. Your first day with the Company will be a mutually agreed upon date within two weeks of your receipt of a U.S. Visa. You will be based at our headquarters located at 5 Penn Plaza, New York, New York.

The following will outline the general terms of our employment offer:

1. Position. As Chief Operating Officer, you will report directly to Robert Giardina, Chief Executive Officer and President, and will perform the duties and services assigned to you by the Company. You shall devote your full time and attention to the affairs of the Company and to your duties on the Company’s behalf. Your employment will be subject to all Company policies, procedures and practices as may currently exist or as may be modified or implemented in the future, including our Code of Ethics and Business Conduct and Employee Handbook. In addition, by accepting employment with the Company, you agree to enter into, and comply with, the Company’s Confidentiality and Non-solicitation Agreement and to arbitrate any disputes arising out of your employment as set forth in the Company’s Dispute Resolution Program. These documents will be provided to you as part of your new hire package and you will be required to sign them prior to beginning your employment with the Company.

2. Compensation. Your initial annual base salary will be $350,000, payable in accordance with the Company’s standard payroll practices and subject to all applicable tax withholdings. Wages are paid every other week, on Friday. Future salary increases will be based on demonstrated job performance. Your performance will be reviewed each year in accordance with Company policy and practice Your first formal review will be scheduled for January 2013.

3. Bonus. As Chief Operating Officer, you will be eligible to participate in the Company’s bonus plans that may be implemented for similar level employees of the Company, and as may be amended from time to time at the discretion of the Company. Under TSI’s current performance bonus plan, you will have a bonus target of fifty percent (50%) of your annual base salary. Payment of a bonus under the plan is made on an annual basis, based upon Company performance against certain targets as outlined or approved by the Board of Directors, and can be increased or decreased based on the actual Company results and your individual performance toward mutually acceptable objectives. Actual incentive payments will usually be paid in the first quarter of the following year, after appropriate approval from the Board of Directors, or the appropriate committee of the Board of Directors.

4. Employee Benefits. Upon commencement of employment, you will be eligible to participate in all employee benefit programs as are generally available to other executives of the Company in accordance with the terms and conditions of the applicable benefits plans, programs, policies and/or practices.

You will be eligible to join the Company’s executive benefit program on the first of the month following the date you begin employment. You will be eligible to join the Company s 401(k) program on the first of the month of the quarter following your one (1) year anniversary with the Company. In the event that changes are made to any of the benefit plans, such changes will apply to you as they apply to other employees of the Company.

You will be eligible for vacation, holidays and time off in accordance to the Company s paid time off policy (PTO) consistent with all other executives. Please be aware that TSI’s PTO policy does not allow carryover of unused PTO from year to year, and is not paid out upon termination of employment.

You are also eligible to receive, subject to approval of the Compensation Committee of the Board of Directors, 75,000 restricted shares of common stock of TSI Holdings (or any successor entity), which award shall vest twenty-five (25%) percent per year, commencing on the first anniversary of the award date The award is subject to the terms and conditions of the TSI Holdings 2006 Stock Incentive Plan, as amended, and the related award agreement.

You will be eligible to participate in TSI’s Executive Severance Agreement, which will be provided to you as part of your new hire package and which you will be required to sign prior to beginning your employment. A draft of the agreement is attached to this letter for your review.

You will be reimbursed for all normal business expenses in accordance with Company policy.

5. Relocation and Moving Expenses. The Company will reimburse you for your reasonable relocation and moving expenses which you incur in relocating for this position, up to a total maximum amount of $25,000. Pursuant to the Company’s reimbursable expenses policy, you will be responsible for accurately recording all expenses submitted for reimbursement and providing original receipts or similar documentation of the expenses.

If you voluntarily resign your employment with one (1) year of your start date for any reason, you agree, by your execution of this offer letter, that you will reimburse TSI. within thirty (30) days of your resignation, for any and all relocation and moving expenses paid to you.

6. Severance In the event that your employment is terminated by the Company without Cause (as hereinafter defined), subject to the execution of the Company’s standard release agreement within 45 days from the date of termination and your continued compliance with the covenants contained in the Restricted Stock Agreement (including, without limitation. Section 12 ), you shall continue to receive your base salary (at the rate in effect at the time of termination) for a period of one (1) year from the date of termination (the “Severance”). Such payments will commence as soon as practical after the effectiveness of the release and the first payment shall include the payments that you would have received if the release were effective on the date of termination. The payments will be made consistent with the Company’s prevailing payroll practices and will be less all applicable withholding taxes.

As used above, “Cause” means the Company’s termination of your employment as a result of: (i) your failure to perform any material portion of your duties (which is not cured within 10 business days of written notice from the Company describing such failure); (ii) the commission of any fraud, misappropriation or misconduct by you that causes, or is reasonably likely to cause, injury, monetarily or otherwise, to the Company or an affiliate; (iii) the conviction of, or pleading guilty or no contest to, a felony involving moral turpitude; (iv) an act resulting or intended to result, directly or indirectly, in material gain or personal enrichment to you at the expense of the Company or an affiliate; (v) any material breach of your fiduciary duties to the Company or an affiliate as an employee or officer; (vi) a material violation of the TSI Code of Ethics and Business Conduct, as amended from time to time, or other policies and procedures of the Company; (vii) any material breach of the terms of any agreement between you and the Company or any affiliate, including any of the restrictive covenants imposed pursuant to the Holdings stock option and similar incentive plans and the related stock option agreement issued thereunder.

In the event your employment terminates for any reason other than by the Company without Cause, you shall not be eligible for the Severance and you shall only be entitled to payment of base salary through the date of termination, reimbursement of business expenses incurred through the date of termination in accordance with the Company’s policy and any other rights pursuant to applicable law. The Severance shall be in lieu of any severance or other payment under the Executive Severance Agreement and not duplicative. In the event of a breach of the restrictive covenants to which you are bound, in addition to any other remedy available to the Company, the Company will cease payment of the Severance and may recoup any severance previously paid to you.

7. Visa Sponsorship. As part of your compensation package and in exchange for the promises you have made concerning your employment with us, if you accept our offer, we agree to sponsor you and your immediate family for an E-3 non-immigrant visa so that you can work for us. In this regard, we will pay all reasonable and customary legal fees and expenses connected with your receipt of this non-immigrant visa so that you can work for us, prepared by TSI’s immigration attorney.

8. Employment at Will. In accepting this offer, you understand and agree that your employment with the Company shall be at-will, which means that either you or the Company are free to terminate your employment at any time, for any reason or no reason, with or without notice. You further understand and acknowledge that there is no written or oral contract providing you with any definite or specific term of employment. You further understand and agree that, due to your at-will status, the Company may, at any time, modify the terms of your employment, including, but not limited to, your job title, job responsibilities, compensation and benefits.

9. Truthful Representations. You acknowledge and confirm that all of the representations you have made and all of the information that you have provided to the Company on any employment application, resume or any other document, or orally during the interview process, concerning, among other things, your prior employment history, education, experience and other qualifications, are true and correct. You understand and agree that any falsifications, misrepresentations, or omissions with respect to any of the representations and information that you have made or provided to the Company may be grounds for the withdrawal of this offer of employment or, if hired, the termination of your employment.

10. Other Conditions and Obligations. By signing this agreement, you represent that you are not subject to any currently-effective employment contract, or any other contractual 01 other binding obligation, including without limitation, any obligation relating to noncompetition, confidentiality, trade secrets, proprietary information or works for hire, that would restrict your employment or employment activities with or on behalf of the Company. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have any obligation of confidentiality

You further acknowledge that this letter constitutes the sole and complete understanding between you and the Company with respect to this offer of employment and your prospective employment, and you hereby acknowledge that there are no other agreements, understandings or representations, whether written or oral and whether made contemporaneously or otherwise, with respect to this offer of employment.

You further understand and acknowledge that your employment with the Company is contingent upon:

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The approval and continued validity of your non-immigrant visa by the U.S. Citizenship and Immigration Services (“USCIS”), the U.S. Department of Labor (“DOL”) and the U.S. Department of State (“DOS”), as applicable. We shall use reasonable efforts to obtain a non-immigrant visa (i.e., E-3) on your behalf. However, you acknowledge that we cannot guarantee you a visa as the final decision lies with the USCIS and the DOS. You are expected to maintain your non-immigrant visa status at all times.

•	Your satisfactory completion of reference and background checks that are conducted by the Company.

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Your completion of Section 1 of the Form I-9 on or before the end of your first (1st) day of employment and your presentation of your original documentation verifying your work eligibility and identification on or before the third (3rd) day of your employment.

We all look forward to you joining our Executive team. Please do not hesitate to contact me if you have any questions.

Please indicate your acceptance of this offer of employment by signing this Offer Letter and returning the signed letter to me at the above address

Very truly yours,

TOWN SPORTS INTERNATIONAL, LLC

By:

/s/ Robert Giardina
Robert Giardina

ACKNOWLEDGEMENT:

I have read and understand all of the terms of this letter and I accept and agree to all of the terms set forth therein.

ACCEPTED AND AGREED TO:

/s/ Terry G. Kew
Terry G. Kew

Date: 03/09/2012